Exhibit 10.1

Schedules 1-6 and Exhibits A-B to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

RECEIVABLES PURCHASE AND SALE AGREEMENT

among

OPORTUN, INC.

OPORTUN CCW TRUST

OPORTUN CCW DEPOSITOR, LLC

and

CONTINENTAL PURCHASING, LLC
Dated as of September 24, 2024

TABLE OF CONTENTS
Page
ARTICLE 1 - DEFINITIONS    4
1.1    Definitions    4
1.2    Construction    13
ARTICLE 2 - PURCHASE AND SALE OF RECEIVABLE-RELATED ASSETS    13
2.1    Effective Date Conditions    13
2.2    Purchase and Sale of Receivable-Related Assets    14
2.3    Assumed Liabilities    14
2.4    Purchase Price    14
2.5    Name and Trademarks    15
2.6    Credit Balances    15
ARTICLE 3 - THE CLOSING    15
3.1    The Closing    15
3.2    Calculation and Payment of Purchase Price    15
3.3    Power of Attorney    16
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES    17
4.1    Representations and Warranties of Each Oportun Party    17
4.2    Representations and Warranties of Purchaser    23
4.3    NO OTHER REPRESENTATIONS OR WARRANTIES    24
ARTICLE 5 - CERTAIN COVENANTS    24
5.1    Mutual Covenants and Agreements    24
5.2    Certain Covenants of Oportun Parties    27
5.3    Covenants of Purchaser    30
5.4    Grant of Security Interest; UCC Matters    31
ARTICLE 6 - CONDITIONS OF CLOSING    31
6.1    Conditions Applicable to Purchaser    31
6.2    Conditions Applicable to the Oportun Parties    32
ARTICLE 7 - ALLOCATION OF RESPONSIBILITY; INDEMNIFICATION    33
7.1    Allocation of Responsibility    33
7.2    Oportun Parties’ Indemnification Obligations    33

7.3    Purchaser’s Indemnification Obligations    34
7.4    Tax Consequences of Indemnification    34
7.5    Sole Remedy    34
ARTICLE 8 - TERMINATION    35
8.1    Termination by Mutual Agreement    35
ARTICLE 9 - MISCELLANEOUS    35
9.1    Survival    35
9.2    Notices    35
9.3    Assignment    36
9.4    Entire Agreement    36
9.5    Amendments and Waivers    36
9.6    Expenses    37
9.7    Counterparts    37
9.8    Governing Law; Jurisdiction; Waiver of Trial by Jury    37
9.9    Severability    37
9.10    No Consequential Damages    38
9.11    No Shop    38
9.12    Third-Party Beneficiaries    38
9.13    Force Majeure    38
9.14    Non-Petition Covenants    39
9.15    Limitation of Liability of Owner Trustee    39

Schedule 1    Knowledge Individuals
Schedule 2    Current Forms of Cardholder Agreements
Schedule 3    Representative Form of Periodic Statement
Schedule 4    Policies and Procedures
Schedule 5    Litigation
Schedule 6    Financing Statements
Exhibit A    Form of Closing Statement
Exhibit B        Form of Escrow Agreement

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of September 24, 2024 (the “Effective Date”), by and among Oportun, Inc., a Delaware corporation (“Oportun”), Oportun CCW Trust, a Delaware statutory trust (“Seller”), Oportun CCW Depositor, LLC a Delaware limited liability company (“Depositor” and together with Oportun and Seller, each an “Oportun Party” and, collectively, the “Oportun Parties”) and Continental Purchasing, LLC, a Delaware limited liability company (the “Purchaser” and, together with the Oportun Parties, the “Parties”). Except as otherwise specifically indicated, capitalized terms used herein shall have the meanings specified in Section 1.1 of this Agreement.
A.    WebBank, a Utah industrial bank, conducts the credit card program known as the “Oportun Credit Card” program (the “Oportun Card Program”) pursuant to the Amended and Restated Credit Card Program and Servicing Agreement, dated as of February 5, 2021, by and between WebBank and Oportun, as amended or restated from time to time (the “Card Program Agreement”).
B.    In connection with the Oportun Card Program, WebBank (i) issues Credit Cards, (ii) owns the associated Accounts, and (iii) periodically sells the Receivables to Oportun pursuant to that certain Receivables Sale Agreement, dated as of November 5, 2019, between Oportun and WebBank, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (the “WebBank Receivables Sale Agreement”).
C.    Pursuant to that certain Receivables Purchase Agreement (the “Depositor Receivables Purchase Agreement”), dated as of December 20, 2021, by and among Oportun, the Depositor, and Wilmington Savings Fund Society, FSB, as depositor receivables trustee (the “Depositor Receivables Trustee”), Oportun has sold and continues to sell the Receivable-Related Assets to the Depositor (and solely with respect to legal title, to the Depositor Receivables Trustee for the benefit of the Depositor).
D.    Pursuant to that certain Receivables Transfer Agreement, dated as of December 20, 2021, (the “Receivables Transfer Agreement”) by and among Seller, Depositor, and Depositor Receivables Trustee, Depositor and Depositor Receivables Trustee sell the Receivable-Related Assets to Seller.
E.    Seller owns all of the Receivable-Related Assets and desires to sell the Receivable-Related Assets to Purchaser free and clear of any Lien other than Permitted Encumbrances effective as of the Closing Effective Time.
F.    The Oportun Parties desire that WebBank sell and assign, or cause to be sold and assigned, on the terms set forth herein, all of its rights, title and interest in, to and under the Account-Related Assets to the Bank Sponsor effective as of the Closing Effective Time.
G.    Purchaser desires to purchase and assume the Receivable-Related Assets effective as of the Closing Effective Time.

H.    Concurrent with this Agreement, WebBank and the Bank Sponsor are entering into an agreement (the “Account Transfer Agreement”) pursuant to which WebBank will sell the Account-Related Assets to the Bank Sponsor effective as of the Closing Effective Time.
I.    In consideration for the foregoing, Purchaser is willing to pay the Purchase Price as provided herein, and to assume, perform and discharge the Assumed Liabilities as of and after the dates specified herein.
J.    Pursuant to the foregoing transactions, from and after the Closing Effective Time, Purchaser shall own the Receivable-Related Assets (including the Receivables) and the Bank Sponsor shall own the Account-Related Assets (including the Accounts). For the avoidance of doubt, in no event shall Purchaser become or be deemed to be an owner of the Accounts at any time.
ARTICLE 1 - DEFINITIONS
1.1    Definitions.
Except as otherwise specifically indicated, the following terms shall have the meanings specified herein.
“Account Information” shall mean all information directly relating to the Accounts and Receivables, including, without limitation, Account numbers, Cardholder contact information and information relating to transactions effected through the Accounts, and any other data or information directly related to the Accounts.
“Account-Related Assets” shall mean, collectively, (i) the Accounts and the Account Information; (ii) the Account-Related Books and Records; (iii) the Cardholder Agreements and all rights and privileges of WebBank accruing under the Cardholder Agreements on and after the Account Transfer Time; (iv) the Cardholder Lists; and (v) all property reserved for payment to Cardholders, including uncashed credit balance refund checks and other miscellaneous escrow items, but not including any bad debt reserves or loan loss allowances maintained by WebBank relating to the Accounts or Receivables.
“Account-Related Bill of Sale” shall mean the bill of sale dated and delivered as of Closing evidencing the transfer of the Accounts (other than the Charged-Off Accounts) as of the Closing Effective Time from WebBank to the Bank Sponsor, which shall include account numbers and balances.
“Account-Related Books and Records” shall mean all Books and Records to the extent relating directly to the Accounts.
“Account Transfer Agreement” shall have the meaning specified in the preamble hereof.
“Account Transfer Time” shall mean the time at which the Accounts are acquired by the Bank Sponsor pursuant to the Account Transfer Agreement.

“Accounts” shall mean the open-end, unsecured lines of credit accessible or previously accessible by credit cards issued by WebBank in relation to the Card Program Agreement, in accordance with a Cardholder Agreement, which are identified by name and account number on the computer tape of Accounts generated by Fiserv (the “Accounts Tape”).
“Accounts Tape” shall have the meaning specified in the definition of Accounts.
“Accrued Interest” shall mean all accrued periodic finance charges on the Accounts (including posted and unposted charges), prorated for that period of the billing cycle on or before such date.
“Acquired Assets” shall mean, collectively, the Receivable-Related Assets and the Account-Related Assets.
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “common control” and “controlled” have meanings correlative to the foregoing.
“Agreement” shall have the meaning specified in the preamble hereof.
“Alternative Transaction” shall have the meaning specified in Section 9.11(a).
“Assumed Liabilities” shall have the meaning specified in Section 2.3.
“Bank Sponsor” shall mean The Bank of Missouri, a Missouri-chartered bank, or any other FDIC-insured bank designated by Purchaser that is a principal member of a Credit Card Network.
“Bankruptcy Account” shall mean any Account (a) with respect to which, as of the Preliminary Cut-Off Time or the Closing Effective Time, all or any portion of the related Receivable has been discharged or is involved in any bankruptcy or court-ordered restructuring proceeding, or the Cardholder of which has filed, or there has been filed against such Cardholder, voluntary or involuntary proceedings under the United States Bankruptcy Code or any other proceedings under bankruptcy, trusteeship, receivership or other Laws providing for relief of debtors, or (b) that as of the Preliminary Cut-Off Time or the Closing Effective Time, is or should have been (in accordance with the Policies and Procedures) statused as bankrupt on the Processing System.
“Board of Directors” shall mean, in respect of a particular entity or organization, the board of directors (or equivalent governing body) of such entity or organization.
“Books and Records” shall mean all Oportun Card Program books and records (other than a Oportun Party’s income Tax Returns, other corporate records to the extent not directly relating to the Acquired Assets, information in any financial or accounting records to the extent not directly relating to the Acquired Assets, or Assumed Liabilities) in the possession or under the control of any Oportun Party including, without limitation, applications that resulted in the opening of an Account, marketing materials (whether for the internet, direct mail or otherwise), account statements (including historical account statements), acceptance certificates for prescreened offers, credit and collection files, disclosure statements, credit agreements, file maintenance data, mailing lists, and other records directly relating to the Accounts, Cardholders and Receivables and correspondence with Cardholders and/or agents or attorneys acting on behalf of Cardholders, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form and whether segregated by Cardholder identity or by document or record type, in possession of or readily available to a Oportun Party.
“Business Day” shall mean each day other than Saturday, Sunday or a day on which banking institutions in the State of Delaware or the State of Utah are authorized or obligated by Law or regulation to close.
“Card Program Agreement” shall have the meaning specified in the preamble hereof.
“Cardholder” shall mean an applicant in whose name an Account was established or is maintained and/or who is obligated to repay the Receivables associated with such Account.
“Cardholder Agreement” shall mean, with respect to an Account, all terms, conditions or other agreements between WebBank and a Cardholder applicable to an Account, as amended and as in effect from time to time.
“Cardholder List” shall mean a list containing the names and all known addresses of Cardholders.
“Charged-Off Account” means any Account (a) that is one hundred and eighty (180) days past due or more on a contractual basis or has been identified by the Servicer as uncollectable, (b) which, consistent with the Policies and Procedures should be written off as uncollectable, or (c) is a Bankruptcy Account, Deceased Account, Fraud Account or Lost/Stolen Account.
“Closing” shall have the meaning specified in Section 3.1.
“Closing Statement” shall mean a statement, substantially in the form of Exhibit A attached hereto, which sets forth the Purchase Price.
“Closing Effective Time” shall mean 12:00 a.m. Central Time on November 10, 2024, or such other date as Purchaser and Seller may mutually agree upon.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collections” shall mean, with respect to any Receivable, all payments or collections on account of such Receivable, whether received from a Cardholder, for the benefit of a Cardholder, or on behalf of a Cardholder, including recoveries and all proceeds (including “proceeds” as defined in the UCC).

“Credit Balances” shall mean all amounts owing by WebBank to Cardholders on the Accounts as of 11:59 p.m. Central Time on November 9, 2024 pursuant to the Cardholder Agreements.
“Credit Card” shall mean a credit card issued by WebBank to a Cardholder or an authorized user in connection with a Cardholder Agreement that may be used from time to time to access open-ended credit pursuant to a Cardholder Agreement.
“Credit Card Network” shall mean the credit card network of Mastercard Incorporated or Visa Inc., as applicable.
“Credit Enhancement Products” shall mean any ancillary benefit, enhancement or similar products or services with respect to the Accounts (including, without limitation, credit insurance, purchase protection insurance, travel accident insurance and including any agreement, contract or arrangement that offers a debt waiver, suspension or cancellation product to a Cardholder).
“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, data breach notification, and the use of Personal Data in the context of electronic communication, telephone and text message communications, and marketing by email or other channels.
“Data Protection Requirements” means, to the extent applicable to any Oportun Party, (a) Data Protection Laws, (b) Privacy Policies, (c) any obligations under contracts relating to the collection, access, use, storage, disclosure, transmission, or cross-border transfer of Personal Data, and (d) the Payment Card Industry Data Security Standard.
“Deceased Account” shall mean any Account (a) as to which the Cardholder is deceased as of the Preliminary Cut-Off Time or Closing Effective Time or (b) that is or should have been (in accordance with the Policies and Procedures) statused as a deceased Account on the Processing System as of the Preliminary Cut-Off Time or Closing Effective Time.
“Depositor” shall have the meaning specified in the preamble hereof.
“Depositor Receivables Purchase Agreement” shall have the meaning specified in the preamble hereof.
“Depositor Receivables Trustee” shall have the meaning specified in the preamble hereof.
“Effective Date” shall have the meaning specified in the preamble hereof.
“Enforceability Exceptions” shall have the meaning set forth in Section 4.1(b).
“Escrow Agreement” shall mean an escrow agreement, substantially in the form of Exhibit B, to be entered into by the Parties and WebBank, among others, pursuant to which, upon satisfaction of the conditions specified therein, (i) the Closing Effective Time will occur; (ii) the amounts outstanding under the WebBank Warehouse Agreement will be repaid in full and (iii) the Receivables will be released from the Lien of the WebBank Warehouse Agreement.

“Estimated Purchase Price” shall have the meaning specified in Section 3.2(a).
“Excluded Liabilities” shall mean any liability or obligation whatsoever of any Oportun Party, WebBank or any of their respective Affiliates, except for the Assumed Liabilities, including, without limitation, any liability or obligation to the extent arising from (a) the failure by any Oportun Party, WebBank or any of their respective Affiliates, or any of their respective agents, directors, officers, servants or employees to comply with any Legal Requirements at any time prior to the Closing Effective Time, (b) the failure by any Oportun Party, WebBank or any of their respective Affiliates or any of their respective agents, directors, officers, servants or employees to disclose Account terms in accordance with applicable Legal Requirements to the Cardholders at any time prior to the Closing Effective Time, (c) any false or misleading advertising by any Oportun Party, WebBank or any of their respective Affiliates or any of their respective agents, directors, officers, servants or employees prior to the Closing Effective Time, (d) any action, suit, proceeding or claim or other litigation, or any investigation by any Governmental Authority with respect to any Oportun Party, WebBank or any of their respective Affiliates or any of their respective agents, directors, officers, servants or employees relating to any action or inaction with respect to the Acquired Assets prior to the Closing Effective Time, (e) any obligation with respect to the Accounts arising prior to the Closing Effective Time, (f) Credit Balances and (g) any fees, expenses or other amount owed to a servicer, sub-servicer or other service provider engaged by a Oportun Party including, without limitation, Fiserv; provided that fees and expenses of Fiserv for subservicing the Accounts which are incurred or attributable to the period after the Closing Effective Time shall not be an Excluded Liability but a cost for which Purchaser shall be responsible.
“Final Accounts Tape” shall have the meaning set forth in Section 3.2(c).
“Fiserv” shall mean Fiserv, Inc., a Wisconsin corporation.
“Fraud Account” shall mean any Account that (a) was charged off as a result of Unauthorized Use as of the Preliminary Cut-Off Time or Closing Effective Time or (b) is or should have been (in accordance with the Policies and Procedures) statused as a fraud Account on the Processing System as of the Preliminary Cut-Off Time or Closing Effective Time.
“Governmental Authority” shall mean any federal, state, local, domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other regulatory or self-regulatory entity, and any entity exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government with jurisdiction over a Party or its Affiliates.
“Indemnified Losses” shall have the meaning specified in Section 7.2(a).
“Intellectual Property” means any and all intellectual property rights and other proprietary rights throughout the world, whether existing under common law, statue or equity, now or hereafter in force or recognized, including those arising under or associated with: (a) patents and patent applications, statutory invention registrations or similar rights, together with all reissuances, divisions, renewals, reexaminations, provisionals, continuations, and continuations-in-part with respect thereto and including all foreign equivalents; (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and other indicia of origin and source identifiers, and registrations and applications for registration of any of the foregoing, and all goodwill associated therewith; (c) copyrights and any other equivalent rights in works of authorship, including copyrights in software, and registrations and applications for registration therefor; (d) Internet domain names and social media accounts; (e) trade secrets and other confidential and proprietary business information and know-how, including such information that derives independent value, whether actual or potential, from not being known to other Persons, including technologies, databases, data, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, ideas, specifications and proprietary and confidential information; (f) all registrations and applications for the foregoing, and (g) all tangible embodiments of the foregoing.
“Interim Period” shall mean the period of time between the Effective Date and the Closing Effective Time.
“Knowledge” is defined as the actual knowledge of the individuals identified on Schedule 1.
“Law” means any law, rule, regulation or other pronouncement having the effect of law of any Governmental Authority.
“Legal Requirements” shall mean any applicable federal or state Law, statute, code, rule or regulation and the official interpretations thereof.
“Lien” shall mean any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable Law.
“Lost/Stolen Account” shall mean an Account that (a) was charged off as a result of loss or theft of the related Credit Card as of the Preliminary Cut-Off Time or Closing Effective Time or (b) is or should have been (in accordance with the Policies and Procedures) statused as a lost or stolen Account on the Processing System as of the Preliminary Cut-Off Time or Closing Effective Time.
“Material Adverse Effect” shall mean a material adverse effect on the financial condition or operations of the business related to any of the Parties or the Acquired Assets and the Assumed Liabilities taken as a whole.
“No-Shop Period” shall have the meaning specified in Section 9.11(a).
“Operating Regulations” shall mean the by-laws, rules and regulations of the applicable Credit Card Network.
“Oportun” shall have the meaning specified in the preamble hereof.
“Oportun Card Program” shall have the meaning specified in the preamble hereof.

“Oportun Charged-Off Accounts Bill of Sale” shall mean the bill of sale dated and delivered as of Closing evidencing the transfer of the Charged-Off Accounts as of the Closing Effective Time from Oportun to the Purchaser, which shall include account numbers and balances.
“Oportun Parties” shall have the meaning specified in the preamble hereof.
“Parties” shall have the meaning specified in the preamble hereof.
“Permitted Encumbrances” shall mean Liens deemed to be created by this Agreement.
“Person” shall mean any person or entity, including any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity of similar nature.
“Personal Data” means any data or information that is defined as “personal information,” “personally identifiable information,” or other similar term under or pursuant to any applicable Law.
“Policies and Procedures” shall have the meaning specified in Section 4.1(k).
“Preliminary Accounts Tape” shall have the meaning set forth in Section 3.2(a).
“Preliminary Cut-Off Time” shall mean Fiserv’s cut-off time for transaction processing on November 5, 2024, or such other date as Purchaser and Seller may mutually agree upon.
“Privacy Policies” means externally published notices, policies and procedures relating to the collection, use, storage, disclosure, destruction, or cross-border transfer of Personal Data.
“Processing System” shall mean the system or systems, whether owned or operated by an Oportun Party or any third party, including, without limitation, Fiserv, used as of the Preliminary Cut-Off Time or Closing Effective Time in connection with the provision of processing services or functions to or in connection with the Accounts.
“Protected Party” shall have the meaning specified in Section 5.1(c).
“Purchase Price” shall mean the amount, calculated in accordance with, and reflected on the Closing Statement, equal to the sum of (i) the product of (a) the total outstanding balance of the Receivables with respect to Accounts that are (x) current and no more than twenty-nine (29) days delinquent, (y) can be verified by one of the three national credit reporting agencies, and (z) not a Charged-Off Account as of the Closing Effective Time multiplied by (b) the Purchase Price Percentage plus (ii) the aggregate amount of Trailing Activity Adjustments attributable to November 10, 2024.
“Purchase Price Adjustment” shall have the meaning specified in Section 3.2(c).
“Purchase Price Percentage” shall mean seventy percent (70.00%).

“Purchaser” shall have the meaning specified in the preamble hereof.
“Receivable-Related Assets” shall mean, collectively, (i) all right, title and interest in and to the Receivables; (ii) the right to receive all payments on the Receivables due or received after the Closing Effective Time; (iii) any and all servicing rights associated with the Receivables; (iv) the Receivable-Related Books and Records; and (v) all proceeds of the foregoing.
“Receivable-Related Bill of Sale” shall mean the bill of sale dated and delivered as of Closing evidencing transfer of the Receivable-Related Assets from the Seller to the Purchaser.
“Receivable-Related Books and Records” shall mean all Books and Records other than the Account-Related Books and Records.
“Receivables” shall mean all amounts owing, (whether or not billed, posted or not) by Cardholders with respect to Accounts as of the Closing Effective Time, including, extensions of credit, all principal, accrued and posted periodic finance charges, Accrued Interest, cash advances, annual fees and any other charges and fees assessed on Accounts but not credits, charge-offs and chargebacks posted to the Account.
“Receivables Transfer Agreement” shall have the meaning specified in the preamble hereof.
“Purchaser” shall have the meaning specified in the preamble hereof.
“Purchaser Indemnified Party” shall have the meaning specified in Section 7.2(b).
“Receiving Party” shall have the meaning specified in Section 5.1(c).
“Related Agreements” shall mean, collectively, the Card Program Agreement, the WebBank Receivables Sale Agreement, the Depositor Receivables Purchase Agreement; the Receivables Transfer Agreement; the Servicing Agreement; and the WebBank Warehouse Agreement.
“Securitization Disclosure” shall mean any of (a) disclosure in an offering memorandum for a securitization including the Receivables in accordance with customary disclosure principles for an offering of securities, (b) in connection with due diligence for such a securitization or (c) to a rating agency in connection with such a securitization; provided that a Securitization Disclosure shall not include the primary account number or any personally identifiable information of a cardholder related to a Receivable.
“Seller” shall have the meaning specified in the preamble hereof.
“Seller Indemnified Party” shall have the meaning specified in Section 7.3(b).
“Servicer” shall mean Oportun, as servicer under the Servicing Agreement.

“Servicing Agreement” shall mean the servicing agreement, dated as of December 20, 2021, by and between the Seller and the Servicer.
“Successor Servicer” shall mean Continental Finance Company, LLC, a Delaware limited liability company, or any other servicer designated by Purchaser.
“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.
“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Trailing Activity Adjustment” means, for any specified period of time, with respect to any change in the balance of an Account that relates to a transaction, charge, fee or other activity that has an effective date prior to the Closing Effective Time but was not processed to the Account prior to the Closing Effective Time, an amount (which may be positive or negative) determined as follows: (a) if such change in the change in the Account increases the Account balance, an amount equal to the amount of such increase multiplied by the Purchase Price Percentage and (b) if such change in the Account decreases the Account balance, the amount of such decrease.
“UCC” shall mean the Uniform Commercial Code, as amended from time to time, as in effect in any applicable jurisdiction.
“Unauthorized Use” shall mean use of an Account that was made by a Person other than the Cardholder who did not have actual, implied or apparent authority for such use of the Account and from which the Cardholder received no benefit.
“WebBank Charged-Off Accounts Bill of Sale” shall mean the bill of sale dated and delivered as of Closing evidencing the transfer of the Charged-Off Accounts as of the Closing Effective Time from WebBank to Oportun, which shall include account numbers and balances.
“WebBank Receivables Sale Agreement” shall have the meaning specified in the preamble hereof.
“WebBank Warehouse Agreement” means the Indenture, dated as of December 20, 2021, by and between Seller, as issuer, and Wilmington Trust, National Association, as indenture trustee, as securities intermediary and as depositary bank, as amended by the First Amendment to Indenture, dated as of June 3, 2022, Master Amendment to Transaction Documents, dated as of June 21, 2022, Third Amendment to Indenture, dated as of September 14, 2022, Master

Amendment to Transaction Documents, dated as of September 28, 2022, Master Amendment to Transaction Documents, dated as of March 8, 2023, Fifth Amendment to Indenture, dated as of July 27, 2023, Master Amendment to Transaction Documents, dated as of November 28, 2023, Seventh Amendment to Indenture, dated as of December 22, 2023, Master Amendment to Transaction Documents, dated as of January 31, 2024, Ninth Amendment to Indenture, dated February 29, 2024, Tenth Amendment to Indenture, dated March 28, 2024, and Eleventh Amendment to Indenture, dated April 30, 2024, and Twelfth Amendment to Indenture, dated September 24, 2024.
1.2    Construction.
Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular. Whenever required by the context hereof, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include the masculine and feminine genders. The Schedules and Exhibits referred to herein shall be incorporated into this Agreement as an integral part hereof to the same extent as if they were set forth verbatim herein. All “Article” and “Section” references herein are references to Articles and Sections of this Agreement, unless otherwise specified. The Recitals and the captions and headings of Articles and Sections of this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision or subdivision of this Agreement. The term “including” means “including, without limitation.” The word “or” is not intended to be exclusive unless expressly stated otherwise. References herein to “$” or “dollars” refer to the lawful currency of the United States of America. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”. Unless the context otherwise clearly indicates, references herein (a) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (b) to a statute mean such statute as amended from time to time and include any successor legislation thereto. Each of the Parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
ARTICLE 2 - PURCHASE AND SALE OF RECEIVABLE-RELATED ASSETS
2.1    Effective Date Conditions.
The obligation of the Parties under this Agreement are subject to the satisfaction or waiver of the following conditions on the Effective Date:
(a)    Authorization, Incumbency Certificates. (i) Purchaser shall have received from each Oportun Party certified resolutions of such Person’s Board of Directors or designated committee authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and certificates of incumbency and specimen signatures of officers authorized to execute this Agreement. (ii) Seller shall have received from Purchaser certified resolutions of Purchaser’s sole member authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and certificates of incumbency and specimen signatures of officers authorized to execute this Agreement.
(b)    Legal Opinions. Purchaser shall have received a corporate, enforceability and no conflict with laws opinion, in form and substance satisfactory to Purchaser, from legal counsel to the Oportun Parties.
(c)    Account Transfer Agreement. The Parties shall have received evidence that the Account Transfer Agreement has been executed and delivered in form and substance reasonably satisfactory to the Parties.
2.2    Purchase and Sale of Receivable-Related Assets.
(a)    Subject to the terms and conditions of this Agreement, and satisfaction of the conditions set forth in the Escrow Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all right, title and interest of the Oportun Parties in, to and under the Receivable-Related Assets without recourse except as expressly set forth in this Agreement. At the closing, the Seller shall deliver to the Purchaser the Receivable-Related Bill of Sale and Oportun shall deliver to the Purchaser the Oportun Charged-Off Accounts Bill of Sale. Immediately following the Closing Effective Time, Seller shall clearly and unambiguously mark its records to reflect that the Purchaser is the owner of the Receivable-Related Assets. Except as provided herein, the foregoing conveyance does not constitute and is not intended to result in any assumption by the Purchaser of any obligations (other than Assumed Liabilities) of the Seller. Each Oportun Party, effective as of the Closing Effective Time, releases any and all Liens in the Receivable-Related Assets.
(b)    Purchaser shall be entitled to all Collections on the Receivable-Related Assets on or after the Closing Effective Time. Seller shall be entitled to all Collections on the Receivable-Related Assets received prior to the Closing Effective Time. Seller shall cause any Collections received by an Oportun Party (including as Servicer) on or after the Closing Effective Time to be promptly, and in no case more than two (2) Business Days, remitted to, or at the direction of the Successor Servicer.
2.3    Assumed Liabilities.
In addition to the indemnification obligations under Section 7.3 of this Agreement, Purchaser shall assume as of the Closing Effective Time and shall, on and after the Closing Effective Time, perform and discharge, in accordance with their respective terms, the following obligations of the Seller with respect to the Receivable-Related Assets (collectively, the “Assumed Liabilities”): (a) liabilities to the extent arising from the ownership of the Receivable-Related Assets by Purchaser or its Affiliates or ownership of the Account-Related Assets by the

Bank Sponsor, in each case after the Closing Effective Time, including any failure by Purchaser or the Bank Sponsor to comply with Legal Requirements; and (b) all liabilities for Taxes for which Purchaser is responsible pursuant to Section 5.3(d). Except for the Assumed Liabilities expressly defined in this Section 2.3, Purchaser shall not be deemed to assume any other obligation or liability under this Agreement, including the Excluded Liabilities.
2.4    Purchase Price.
In consideration for the transfer and sale of the Receivable-Related Assets to or at the direction of Purchaser, Purchaser shall pay to Seller the Purchase Price as provided in Section 3.2.
2.5    Name and Trademarks.
Oportun grants to the Purchaser, Successor Servicer, Bank Sponsor and their respective officers, employees, sub-servicers and agents, for the period beginning on the as of the Closing Effective Time and ending the date that is twelve (12) months following the Closing Effective Time, a non-exclusive royalty-free license to use its name for the limited purpose of describing, only as reasonably necessary (e.g. in response to a Cardholder inquiry) that the Accounts and Receivables were acquired from Seller under the Oportun Card Program or identifying the Oportun Card Program as the predecessor to the Purchaser card program. Purchaser agrees that Seller’s name will be used in a manner that does not create a false affiliation or sponsorship with Seller. Any other uses of Oportun’s name may be requested and used if prior written consent is given by Oportun. Purchaser, Successor Servicer or Bank Sponsor acquire no right, title or interest in the name of Oportun.
2.6    Credit Balances.
The Oportun Parties shall cause all Credit Balances to be refunded to Cardholders in accordance with the Account Transfer Agreement and that certain wind-down letter agreement by and between WebBank and Oportun dated as of even date herewith.
ARTICLE 3 - THE CLOSING
3.1    The Closing.
Subject to the satisfaction or waiver of all conditions set forth in Article 6, the closing of the transactions contemplated hereby (the “Closing”) shall occur as of the Closing Effective Time, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, or at such other time, place and manner (including remotely via the exchange of documents and signatures) as shall be set forth in the Escrow Agreement. The Parties shall use their commercially reasonable efforts to cause the Closing Effective Time to occur as of 12:00 Central Time on November 10, 2024 or as soon thereafter as is reasonably practicable.

It is the express intent of the Parties that the conveyance of the Receivable-Related Assets by Oportun Parties to Purchaser pursuant hereto be construed as a sale, free and clear of all security interests, Liens or other encumbrances except for Permitted Encumbrances.
3.2    Calculation and Payment of Purchase Price.
(a)    Estimated Purchase Price. On the day following the Preliminary Cut-Off Time the Oportun Parties shall deliver to Purchaser an Accounts Tape as of the Preliminary Cut-Off Time (the “Preliminary Accounts Tape”) and a pro forma Closing Statement based on the Preliminary Accounts Tape, which shall include an estimated Purchase Price, and supporting calculations to verify the proposed calculation of the Purchase Price. Purchaser shall have the right to request and receive from the Oportun Parties any additional supporting documents reasonably relevant to verify the accuracy of the information set forth in the pro forma Closing Statement. The Oportun Parties and the Purchaser shall confer to resolve any changes or corrections to the proposed Closing Statement as soon as practicable thereafter. The pro forma Closing Statement, as so corrected or revised, shall set forth the estimated Purchase Price (the “Estimated Purchase Price”).
(b)    Estimated Purchase Price Payment. The Purchaser shall pay the Seller an amount equal to the Estimated Purchase Price in immediately available funds in accordance with, and subject to, the Escrow Agreement.
(c)    Closing Statement. On the first Business Day following the Closing Effective Time, the Oportun Parties shall deliver to Purchaser an Accounts Tape as of the Closing Effective Time (the “Final Accounts Tape”) and a proposed Closing Statement based upon the Final Accounts Tape and supporting calculations to verify the proposed calculation of the Purchase Price. Purchaser shall have the right to request and receive from the Oportun Parties any additional supporting documents reasonably relevant to verify the accuracy of the information set forth in the proposed Closing Statement. The Oportun Parties and Purchaser shall confer to resolve any changes or corrections to the proposed Closing Statement proposed by Purchaser and the Oportun Parties shall promptly revise the proposed Closing Statement on the second Business Day following the Closing Effective Time, or as soon as practicable thereafter, to reflect any agreed-upon changes or corrections. Once the Closing Statement, as so corrected or revised, if applicable, has been approved by the Oportun Parties and Purchaser, it shall be final and binding on the Parties, absent manifest error. It shall be considered manifest error if an Account was incorrectly categorized for purposes of calculating the Purchase Price and the amount of any correction to the Purchase Price not reflected in the Closing Statement shall be the “Purchase Price Adjustment.”
(d)    Post-Closing Payment. On the third Business Day following finalization of the Closing Statement pursuant to Section 3.2(c), (i) if the Purchase Price set forth on the final Closing Statement is greater than the payment made by Purchaser to Seller pursuant to Section 3.2(a), then the Purchaser will pay the difference to the Seller and (ii) if the Purchase Price set forth on the final Closing Statement is less than the payment made by Purchaser to Seller pursuant to Section 3.2(a), then the Seller will pay the difference to the Purchaser.

(e)    Post-Closing Adjustment. In the event the Purchaser informs Seller of any Purchase Price Adjustment and provides reasonably requested supporting data, Seller shall, if the aggregate amount exceeds $10,000, pay the Purchase Price Adjustment to the Purchaser upon demand. In the event the Seller informs Purchaser of any Purchase Price Adjustment and provides reasonably requested supporting data, Purchaser shall, if the aggregate amount exceeds $10,000, pay the Purchase Price Adjustment to the Seller upon demand.
3.3    Power of Attorney.
(a)    Effective upon the Closing Effective Time and for a period of twelve (12) months following the Closing Effective Time, each Oportun Party hereby and only for the limited purposes stated herein names, constitutes and appoints Purchaser and Successor Servicer and Purchaser’s and Successor Servicer’s officers, agents, employees and representatives its duly authorized attorney and agent with full power and authority to:
(i)    endorse in such Oportun Party’s name, any check, draft, insurance claims or title documents or other instrument of payment or ownership relating to the Receivable-Related Assets,
(ii)    receive and collect any and all monies due under the Receivable-Related Assets, and
(iii)    enforce performance of the Receivable-Related Assets but only to the extent Purchaser cannot reasonably enforce such performance based on this Agreement or the Receivable-Related Bill of Sale and provided further, that no litigation shall be initiated in the name of any Oportun Party.
The power of attorney granted by this provision is coupled with an interest and is irrevocable.
(b)    Purchaser shall be responsible and liable for any liability of loss to any of the Oportun Parties for exceeding the limited authority granted in this Section 3.3.
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
4.1    Representations and Warranties of Each Oportun Party.
The Oportun Parties (jointly and severally) each represent and warrant to Purchaser as of the Effective Date and Closing Effective Time, as follows:
(a)    Organization. Such Oportun Party is validly existing and in good standing under the laws of its jurisdiction of organization and has the entity power and authority to carry on its activities with respect to the Oportun Card Program as currently conducted by it, and is duly qualified to do business in each jurisdiction where its activities with respect to the Oportun Card Program requires such qualification including the ownership of its interest in the Receivable-Related Assets, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)    Capacity; Authority; Validity. Such Oportun Party has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it under this Agreement. The making, execution, delivery and performance of this Agreement and the consummation by such Oportun Party of the transactions contemplated hereby have been duly and validly authorized by all necessary entity action of such Oportun Party. This Agreement has been duly and validly executed and delivered by such Oportun Party and, assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement constitutes the valid and binding obligations of such Oportun Party, enforceable against such Oportun Party in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws relating to or affecting creditors’ rights generally and by general equity principles (collectively, the “Enforceability Exceptions”)). Such Oportun Party has not executed any document relating to the transactions contemplated by this Agreement or otherwise effectuated or consummated any sale or transfer to Purchaser pursuant to this Agreement, in each case (i) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable Legal Requirements, or (ii) with an intent to hinder, delay, or defraud itself or its creditors.
(c)    Conflicts; Defaults. Neither the execution and delivery by such Oportun Party of this Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, Legal Requirement, contract, instrument or commitment to which such Oportun Party is a party or by which it is bound, except such conflicts, breaches, defaults or accelerations that could not reasonably be expected to have a Material Adverse Effect, (ii) violate the charter or bylaws or any other equivalent organizational document of such Oportun Party, (iii) require any consent, approval, authorization or filing under any Legal Requirement, judgment, order, writ, decree, permit, license or agreement to which such Oportun Party is a party or by which it is bound or to which it is subject, except such consents, approvals, authorizations or filings not obtained that could not reasonably be expected to have a Material Adverse Effect, (iv) require the consent or approval of any other party to any contract to which such Oportun Party is a party. Such Oportun Party is not subject to any agreement with any Governmental Authority that would prevent the consummation by such Oportun Party of the transactions contemplated by this Agreement. No receiver or conservator has been appointed for such Oportun Party nor has any proceeding been instituted or threatened in writing for such appointment. Such Oportun Party is not in default under, and no event has occurred that with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any Governmental Authority and whether at law or in equity, that could reasonably be expected to have a Material Adverse Effect.
(d)    Title to Receivable-Related Assets. The Seller owns good and marketable title to the Receivable-Related Assets and, upon the Closing, the Purchaser shall have sole and exclusive ownership of the Receivable-Related Assets free and clear of any Lien of any Person claiming through or under an Oportun Party.

(e)    No Financing Statements. Other than the financing statements set forth on Schedule 6, no Oportun Party has authorized the filing of or is aware of any financing statements against an Oportun Party that includes a description of collateral covering any Acquired Assets.
(f)    Security Interest. In the event the transactions contemplated by this Agreement are not deemed to be a sale, then this Agreement creates a valid and continuing security interest in the Receivable-Related Assets in favor of Purchaser as of the Closing Effective Time, which (i) will be enforceable against the Oportun Parties, in each case as such enforceability may be limited by applicable Enforceability Exceptions and (ii) upon filing of the financing statements described in Section 5.4 will be prior to all other Liens (other than Permitted Encumbrances).
(g)    Accounts.
(i)    Each Account and each Receivable will be in all material respects as described in the Preliminary Accounts Tape (as of the Preliminary Cut-Off Time) and the Final Accounts Tape (as of the Closing Effective Time) to be delivered to Purchaser, and when delivered to Purchaser pursuant to Section 3.2, the information contained in the Preliminary Accounts Tape and the Final Accounts Tape will be true, accurate and complete in all material respects as of the Preliminary Cut-Off Time and the Closing Effective Time, respectively.
(ii)    Attached as Schedule 2 are true, accurate and complete copies of the forms of Cardholder Agreement currently used in the Oportun Card Program and, to any Oportun Party’s Knowledge, no Cardholder Agreement governing any Account varies in any material respect from such forms. The terms of the Cardholder Agreements have not been waived (other than on a case-by-case basis as allowed by the Policies and Procedures or reflected in the Books and Records, except for de minimis inaccuracies), impaired, altered or modified in any material respect. Each Account complies in all material respects with the applicable Cardholder Agreement.
(iii)    Attached as Schedule 3 are true, accurate and complete copies of the form of periodic statement that is currently used to service the Accounts.
(iv)    Each Cardholder Agreement is the legal, valid and binding obligation of WebBank and the applicable Cardholder, in each case enforceable by the parties thereto in accordance with its terms (subject to the Enforceability Exceptions) and is not subject to offset, recoupment, adjustment or any other claim out of the ordinary course except for the rights of Cardholders under 12 C.F.R. § 1026.12(c) and § 1026.13(d) and the Servicemembers Civil Relief Act and other Enforceability Exceptions.
(v)    All Cardholder Agreements and Accounts are freely assignable by WebBank and do not require the approval or consent of any Cardholder or any other Person to effectuate the valid assignment of the same in favor of the Bank Sponsor.

(vi)    None of the Cardholders have been offered the ability to make a payment greater than the minimum payment then due on an Account that satisfies the obligation to make a minimum payment in any subsequent billing cycle.
(vii)    Each Account has been originated, serviced and maintained in compliance in all material respects with the Policies and Procedures and applicable Legal Requirements, except as could not reasonably be expected to result in a Material Adverse Effect.
(viii)    A Credit Card has been issued in connection with each Account except for any failure with respect thereto that could not reasonably be expected to result in a Material Adverse Effect.
(ix)    The Cardholder of each Account is an individual, and no Account has been entered into with any corporation, partnership, association or other similar entity.
(x)    All credit extended under the Accounts is “consumer credit” primarily for personal, family or household purposes, as that term is defined in 12 C.F.R. § 1026.2(a)(12).
(h)    Compliance with Operating Regulations and Legal Requirements. The Oportun Parties and, to the Knowledge of the Oportun Parties, WebBank have each complied in all material respects with all applicable Legal Requirements and the Operating Regulations with respect to its legal or contractual responsibilities for the origination, marketing, maintenance and servicing of the Accounts, the disclosures in respect thereof including any change in the terms of any Account, and the establishment of interest rates, fees and charges in connection with the Accounts. The Policies and Procedures are and at all relevant times have been in compliance in all material respects with all applicable Legal Requirements.
(i)    Performance of Obligations. (i) to the Knowledge of the Oportun Parties, WebBank has performed all material obligations required to be performed by it under the Cardholder Agreements, (ii) WebBank is not in default under the Cardholder Agreements, and (iii) no event has occurred with respect to such WebBank’s performance under the Cardholder Agreements that, with the lapse of time or action by a third party, is reasonably likely to result in a material default by WebBank under the Cardholder Agreements other than such obligations, defaults, and events that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(j)    Operation of Business. Since August 31, 2022, no Oportun Party has (i) effected, consented to or has knowledge of any change relating to the Accounts that would have a Material Adverse Effect; (ii) entered into, consented to or has knowledge of any transaction or made any commitment or agreement in connection with the Accounts, other than in the ordinary course of business consistent with the Policies and Procedures; or (iii) entered into, consented to or has knowledge of any amendment the terms of any Cardholder Agreement except amendments on an individual basis in accordance with the Policies and Procedures relating to the Accounts.

(k)    Policies and Procedures. The policies and procedures identified on Schedule 4 (the “Policies and Procedures”) constitute the written policies and procedures of each Oportun Party relating to the manner in which the Oportun Parties administer the Oportun Card Program, including the policies and procedures relating to the processing, servicing, collection and other administration and management of the Accounts and Receivables, as in effect as of the Closing Effective Time. The Oportun Parties have provided to Purchaser a true, complete and accurate copy of any changes or amendments to the Policies and Procedures since January 1, 2024.
(l)    Litigation. To the Knowledge of each Oportun Party, other than as set forth on Schedule 5, there is no claim, litigation, proceeding or arbitration by any Person, including a Governmental Authority, or investigation by a Governmental Authority, pending against such Seller, or to such Seller’s Knowledge, threatened against such an Oportun Party involving or related to the Oportun Card Program.
(m)    Finders or Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Oportun Party.
(n)    Books and Records. Each Oportun Party represents and warrants that: (i) the Books and Records accurately reflect in all material respects the terms and conditions of the Accounts and (ii) other than WebBank, no third party has rights to use or market the information contained in the Books and Records and/or the Cardholder List.
(o)    Servicemembers Civil Relief Act. To the Knowledge of each Oportun Party, the Preliminary Accounts Tape and the Final Accounts Tape will each (as of the Preliminary Cut-Off Time and the Closing Effective Time, respectively) accurately identify each Account the Cardholder of which has claimed relief under the Servicemembers Civil Relief Act.
(p)    Cardholder Opt Out. To the Knowledge of each such applicable Oportun Party, the Preliminary Accounts Tape and the Final Accounts Tape will each (as of the Preliminary Cut-Off Time and the Closing Effective Time, respectively) accurately identify each Cardholder who has opted out of any terms or change in terms effected by WebBank including, without limitation, any opt-out from arbitration or methods or types of communications.
(q)    No Credit Enhancement. The Oportun Card Program does not offer and has not offered, directly or indirectly (including by way of agreements with third parties), any Credit Enhancement Products to Cardholders or prospective Cardholders. Offering of Credit Enhancement Products to Cardholders is not prohibited by the Cardholder Agreements or otherwise.
(r)    Accuracy of Information. The written statements, reports and other documents furnished pursuant to this Agreement or during Purchaser’s due diligence with respect to this Agreement, including documents and information in magnetic or electronic form, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading. Any review by Purchaser or Bank

Sponsor of the Acquired Assets shall in no way reduce or alter an Oportun Party’s obligations hereunder. The Preliminary Accounts Tape and the Final Accounts Tape will each be, when delivered pursuant to Section 3.2, a true, accurate and complete listing in all material respects of all the Receivable-Related Assets being sold to Purchaser, and the information contained therein with respect to the identity of such Accounts, the Receivables existing thereunder and the transaction activity related thereto is true, accurate and complete in all material respects. The Books and Records accurately reflect in all material respects the terms and conditions of the Accounts, payment history, outstanding balance, and all receipts with respect to the Accounts and all credits to which the Cardholders are entitled. Each item of the Books and Records is genuine and in all respects is what it purports to be.
(s)    Intellectual Property Rights. Neither the conduct of the business of the Oportun Parties as presently conducted or previously conducted, nor the Oportun Parties’ use of any trade names, trademarks, service marks, or logos violates, misappropriates, dilutes or infringes, or has violated, misappropriated, diluted, or infringed upon the Intellectual Property of any Person in any material respect. No claims are pending or, to such Oportun Party’s Knowledge, threatened against any Oportun Party alleging that such Oportun Party is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, the rights of any Person with regard to any Intellectual Property in any material respect.
(t)    Data Protection. The Oportun Parties comply with, and, since January 1, 2021, have complied in all material respects with all Data Protection Requirements. The Oportun Parties established and maintain, and have since January 1, 2021 maintained, commercially reasonable security measures, including physical and technical measures, compliant in all material respects with applicable Data Protection Requirements, that are designed to (i) protect the confidentiality, integrity, security, and availability of the Oportun Parties’ software, systems, and websites that are involved in the collection and/or processing of Personal Data, and (ii) protect Personal Data in the Oportun Parties’ possession and/or control from unauthorized use, access, disclosure, modification, and destruction. As of the Closing Effective Time and since January 1, 2021, the Oportun Parties have not to their Knowledge experienced any material failures, crashes, security breaches or incidents, unauthorized access, unauthorized use, unauthorized modification, or unauthorized disclosure, or other adverse events or incidents related to Personal Data that would require notification to individuals, law enforcement, or any Governmental Authority. As of the Closing Effective Time, the Oportun Parties have not received any written subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Sellers’s knowledge, the Oportun Parties are not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. As of the Closing Effective Time, no written notice, complaint, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, or to Seller’s knowledge initiated against any Oportun Party by any private party or Governmental Authority alleging material violation of any Data Protection Law. The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a material breach or violation of any Data Protection Requirement.

(u)    Undisclosed Liabilities. Each Oportun Party has no material obligations, commitments or other liabilities, absolute or contingent, relating to the Acquired Assets except as expressly disclosed herein.
(v)    Conversion Schedule. No Oportun Party has any Knowledge of any fact, condition or circumstance that would prevent the Oportun Parties and WebBank from effecting conversion of the Accounts in accordance with Section 5.1(f) hereof.
(w)    Tax Returns and Liabilities. Each Oportun Party has properly and timely filed all foreign, federal, state, county, local and other tax returns, including information returns required by Law to be filed prior to the Closing Effective Time with respect to the Acquired Assets and has paid all amounts shown as due thereon.
(x)    Fair Value. Each Oportun Party represents and warrants that the Purchase Price for the Receivable-Related Assets paid by Purchaser represents the fair value of the Receivable-Related Assets under applicable Legal Requirements (including, without limitation, applicable Legal Requirements relating to fraudulent conveyances or transfers).
(y)    No Insolvency. No Oportun Party is insolvent and the transactions contemplated by this Agreement and the other agreements of the Oportun Parties in connection herewith will not render any Oportun Party insolvent.
(z)    No Material Adverse Change. No material adverse change in the Acquired Assets, the servicing of the Accounts and the related Receivable-Related Assets (including any material change to charge-off or collection policies), or the performance of the Accounts has occurred since January 1, 2024.
(aa)    Certificates. Any certificate signed by an officer of an Oportun Party and delivered to Purchaser or its counsel shall be deemed a representation and warranty by such Oportun Party to Purchaser as to the matters covered thereby (it being understood and agreed that any officer signing any such certificate will be certifying in his or her official capacity, on behalf of the applicable Oportun Party, as to the matters stated therein, and not in any personal capacity).
(bb)    Related Agreements. The Oportun Parties have provided to Purchaser accurate and complete copies of each Related Agreement, including all amendments, supplements, waivers or other modifications relating thereto.
4.2    Representations and Warranties of Purchaser.
Purchaser hereby represents and warrants to each Oportun Party as follows:
(a)    Organization. Purchaser is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation.
(b)    Capacity; Authority; Validity. Purchaser has all necessary limited liability company power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. The making, execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery hereof and thereof by the other Parties, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.
(c)    Conflicts; Defaults. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, Legal Requirement, contract, instrument or commitment to which Purchaser is a party or by which it is bound, except such conflicts, breaches, defaults or accelerations that could not reasonably be expected to have a Material Adverse Effect, (ii) violate the certificate of formation or limited liability company agreement or any other equivalent organizational document of Purchaser, (iii) require any consent, approval, authorization or filing under any Legal Requirement, judgment, order, writ, decree, permit, license or agreement to which Purchaser is a party or by which it is bound or to which it is subject, except such consents, approvals, authorizations or filings not obtained that could not reasonably be expected to have a Material Adverse Effect, (iv) require the consent or approval of any other party to any contract to which Purchaser is a party, other than in the case of clause (iii), approvals of Governmental Authorities or other consents, if any, that have been obtained or will be obtained prior to or on the Closing Effective Time. Purchaser is not subject to any agreement with any regulatory authority that would prevent the consummation by Purchaser of the transactions contemplated by this Agreement. No receiver or conservator has been appointed for Purchaser nor has any proceeding been instituted or threatened in writing for such appointment. Purchaser is not in default under, and no event has occurred that with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, that could reasonably be expected to have a Material Adverse Effect.
(d)    Conversion of Accounts. Purchaser has no Knowledge or any fact, condition or circumstance that would prevent Purchaser from effecting the servicing conversion of Accounts to the Successor Servicer.
(e)    Finders or Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
(f)    Mastercard. Bank Sponsor is a member in good standing of the Credit Card Network operated by Mastercard Incorporated and Successor Servicer is duly registered as a member service provider for Bank Sponsor with respect to such Credit Card Network.

(g)    No Insolvency. Purchaser is not insolvent and the transactions contemplated by this Agreement and the other agreements of Purchaser in connection herewith will not render the Purchaser insolvent.
(h)    Payment of Purchase Price. The Purchaser has no Knowledge of any fact, condition or circumstance that would prevent Purchaser from paying the Purchase Price.
4.3    NO OTHER REPRESENTATIONS OR WARRANTIES.
EXCEPT AS OTHERWISE SET FORTH HEREIN AND WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NEITHER PURCHASER NOR THE OPORTUN PARTIES MAKE ANY REPRESENTATIONS OR WARRANTIES.
ARTICLE 5 - CERTAIN COVENANTS
5.1    Mutual Covenants and Agreements.
Each Party hereto covenants and agrees that:
(a)    Cooperation. It shall cooperate with the other Parties in furnishing any information or performing any action reasonably requested by that Party, which information or action is reasonably necessary or desirable for the prompt consummation of the transactions contemplated by this Agreement, subject to any restrictions of Legal Requirements.
(b)    Other Required Information. Subject to Legal Requirements, and upon request of another Party, each Party shall furnish to such requesting Party hereto as soon as reasonably practicable, all information in its possession or under its control as is required or requested to be set forth in any application or statement to be filed with any Governmental Authority in connection with the regulatory approval or review of the transactions contemplated by this Agreement subject to any reasonable request by a Party for confidential treatment of such information.
(c)    Confidentiality. Each Party recognizes that in connection with this Agreement, it (and its agents and representatives) may become privy to confidential information. All information furnished by a Party or its agents or representatives (the “Protected Party”) to another Party (the “Receiving Party”) in connection with this Agreement and the transactions contemplated hereby shall be received in confidence and kept confidential by the Receiving Party, and shall be used by it only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already lawfully known to the Receiving Party when received; (ii) thereafter becomes lawfully obtainable from other sources other than as a result of disclosure by the Receiving Party; (iii) is required to be disclosed to a Credit Card Network, or to a Governmental Authority having authority over the Receiving Party; (iv) is disclosed to its auditors or counsel or is required to be disclosed strictly on a confidential, need-to-know basis to its lenders, investors, or rating agencies; or (v) is required by Legal Requirements or court order to be disclosed by the Receiving Party; provided, however that prior notice of disclosure under this clause (v) has been given to the Protected Party, when legally permissible, and that the Receiving Party uses reasonable efforts to provide sufficient notice to permit the Protected Party to take legal action (at the Protected Party’s expense) to prevent the disclosure. In protecting such information from disclosure, the Receiving Party shall use at least the same level of care that it uses to protect its own proprietary information, but in no event shall the Receiving Party use less than reasonable care in taking security measures to protect the information. In the event that the transactions contemplated by this Agreement shall fail to be consummated, the Receiving Party shall promptly cause all originals and copies of documents or extracts thereof containing all information and data furnished by the Protected Party to be returned to the Protected Party or destroyed and shall cause an officer to so certify to the Protected Party. Notwithstanding the foregoing, the Parties acknowledge and agree that, on and after the Closing Effective Time all information and data owned by the Depositor and/or Seller shall be the property of Purchaser, and Purchaser shall owe no duty to Seller with respect to such data except as required by applicable Law. This Section 5.1(c) shall survive any termination of this Agreement.
The Purchaser may (i) disclose this Agreement and the Related Agreements as part of the due diligence materials in a securitization transaction; provided that, with respect to any non-public information, the recipient is subject to written non-disclosure obligations and limitations on use only for the actual or prospective securitization transaction, and (ii) include summaries of such documents in the offering materials for a securitization transaction; provided that the Purchaser will provide Oportun and WebBank with an opportunity to review and comment on any such summaries in offering materials for a securitization transaction. The Purchaser may also make Securitization Disclosures after reasonable advance notice to and consultation with Oportun and WebBank; provided that the recipient shall be either (i) a rating agency instructed to hold such information confidential or (ii) subject to a contractual obligation of confidentiality to Purchaser or its affiliates.
The then owner of Acquired Assets may not securitize Acquired Assets or issue an asset-backed security (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by the Acquired Assets or any amounts owing thereunder, in each case, without the consent of WebBank, unless: (A) WebBank is not required to maintain any ongoing ownership interest in the Acquired Assets after the sale thereof, WebBank is not required to make any informational reports or filings with respect to such securitization or “asset-backed security” issuance and WebBank is not required to incur any costs or expenses in connection with such transaction unless the Purchaser (or some other creditworthy entity reasonably acceptable to WebBank) has agreed in writing to promptly and fully reimburse WebBank for such out-of-pocket costs and expenses; (B) WebBank is not deemed to be the “sponsor” or “depositor” under any rule, regulation or order of the Securities and Exchange Commission with respect to such transaction; (C) WebBank is not required to waive or agree to impair any of its rights or remedies under the WebBank Receivables Sale Agreement or the Card Program Agreement; and (D) any identification of WebBank by name and any description of the Oportun Card Program have been approved by WebBank, such approval not to be unreasonably withheld, conditioned or delayed. Purchaser agrees to include the provisions of this paragraph (A)-(D) in (x) subsequent transfers of Acquired Assets and (y) any agreement with any subsequent transferee and shall require that such subsequent transferee include such provisions in connection with any subsequent transfers. Notwithstanding the foregoing sentence, in connection with a transfer of Acquired Assets (directly or indirectly) to Continental Finance Credit Card ABS Master Trust, a Delaware statutory trust (“Continental Finance Credit Card ABS Master Trust”) the Parties agree that the transfer agreement will not include the provisions of this paragraph (A)-(D). Purchaser represents and warrants that the provisions of this paragraph (A)-(D) will be true and accurate with respect to such transfer of the Acquired Assets to Continental Finance Credit Card ABS Master Trust, and Purchaser shall cause any subsequent transfer agreement with any subsequent transferee regarding a transfer from Continental Finance Credit Card ABS Master Trust to include such provisions (A)-(D) and shall require that such subsequent transferee include such provisions in connection with any subsequent transfers. Purchaser shall ensure that the documentation related to the Continental Finance Credit Card ABS Master Trust shall not be amended or modified after the date hereof in any way that would make Purchaser’s representation and warranty regarding such provisions (A)-(D) no longer true or accurate.
Notwithstanding anything to the contrary in this Agreement, each Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions entered into pursuant to this Agreement.
(d)    Press Releases. Except as may be required by applicable Legal Requirements or a court or regulatory authority or the rules of a stock exchange, or as may be necessary to disclose to lenders and rating agencies, none of the Parties, nor any of their respective Affiliates, shall issue a press release or make any public announcement related to the transactions contemplated hereby without the prior written consent of the other Parties hereto, provided that any disclosure regarding the transactions contemplated hereby, once approved by the Parties in accordance with the preceding portion of this sentence, may be repeated in subsequent public releases without re-seeking approval of such disclosure. Notwithstanding the foregoing, any identification of WebBank or Oportun by name or description of the Oportun Card Program in any press release or public announcement shall require the approval of WebBank and Oportun respectively, such approval not to be unreasonably withheld.
(e)    Notice to Cardholders. To the extent required by any applicable Legal Requirement, the Parties shall cooperate with each other in good faith to enable Purchaser to prepare, print and mail, at Purchaser’s expense, a notice notifying each Cardholder on a timely basis of the purchase of the Receivable-Related Assets by Purchaser and transfer of the Accounts to the Bank Sponsor and such other information as may be required to be given to such Cardholder and other matters that the Parties determine to be appropriate. Any such notice shall be in a form consented to by each of the Parties and WebBank prior to mailing, but no Party shall unreasonably withhold, condition or delay such consent.
(f)    Closing. Each Party shall use its commercially reasonable efforts to cooperate with the other Parties, WebBank and current and prospective third party service providers in order to cause or facilitate, as applicable, an orderly transition and deconversion and servicing transfer process (including, among other commercially reasonable efforts, by helping to facilitate meetings and discussions, and sharing of relevant information) and the occurrence of the Closing

Effective Time at 12:00 a.m. Central Time on November 10, 2024 or at the earliest practicable time thereafter.
(g)    Miscellaneous Agreements. Subject to the terms and conditions herein provided, each Party to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable.
(h)    Breakage and Transition Fees.
(i)    The Oportun Parties shall be solely responsible for all fees, breakage and/or early termination fees related to servicing contracts, program or account fees and/or any other contracts entered into by such Oportun Party and any provider prior to the Closing Effective Time including, without limitation, any agreements with Fiserv or WebBank.
(ii)    Purchaser shall be responsible for all transition expenses associated with moving the Accounts within Fiserv.
(i)    Transfers Treated as Sale. Each Party agrees to treat the transfer of the Receivable-Related Assets contemplated by this Agreement for all purposes (including without limitation, financial accounting purposes) as a sale on all relevant books, records, financial statements and other applicable documents.
5.2    Certain Covenants of Oportun Parties.
The Oportun Parties (jointly, but solely with respect to the Oportun Parties) hereby agree with Purchaser as follows:
(a)    Preservation of Accounts and Credit Card Business. From the date of this Agreement and continuing until the Closing Effective Time, with respect to each Acquired Asset that has not yet been transferred to Purchaser or Bank Sponsor, each Oportun Party shall operate its business with respect to the Acquired Assets in the ordinary course of business consistent with past practice since September 1, 2022 (except as otherwise expressly contemplated hereby), including by continuing to (i) purchase Receivables from WebBank pursuant to the WebBank Receivables Sale Agreement and (ii) transfer related Receivable-Related Assets to the Depositor pursuant to the Depositor Receivables Purchase Agreement and (iii) transfer Receivable-Related Assets to the Seller pursuant to the Receivables Transfer Agreement; provided that no new Accounts have been or will be opened after July 10, 2024. The Oportun Parties shall (i) not terminate, amend, supplement or waive any provision of or otherwise modify a Related Agreement without the prior written consent of Purchaser (ii) not, directly or indirectly, sell, assign, transfer or pledge any Account that is not a Charged-Off Account without the prior written consent of Purchaser; (iii) not, directly or indirectly, take any substantial action with respect to the Accounts which will impair any material rights, following the Closing, of Purchaser or Bank Sponsor, and shall not amend any Cardholder Agreement other than on a per customer basis in accordance with the Policies and Procedures without the prior written consent of Purchaser; and (iv) comply with the terms and conditions of the Cardholder Agreements.
(b)    Access. From the date of this Agreement and continuing until the Closing Effective Time, each Oportun Party shall permit Purchaser and its authorized representatives reasonable access, with advance written notice during normal business hours, to the Books and Records of such Oportun Party in the possession of such applicable Oportun Party as they relate to the servicing of the Acquired Assets; provided, however, that such access shall be conducted in a manner that does not unreasonably interfere with such Oportun Party’s or WebBank’s normal operations or operations related to the Oportun Card Program; and, provided, further, that such Oportun Party shall not be required to divulge, and shall not divulge, any records or information to the extent divulging such records or information is prohibited by applicable Legal Requirements. The Oportun Parties shall use commercially reasonable efforts to cause WebBank to comply with the foregoing obligations with respect to the Account-Related Books and Records.
(c)    Use of List. Following the Closing Effective Time, neither the Oportun Parties nor any of their respective Affiliates will sell or otherwise provide the Cardholder List, in whole or in part, to any third party or use the Cardholder List to solicit any Cardholder for a credit card account or any Credit Enhancement Product. Nothing shall prohibit Oportun or its Affiliates to offer products and services to Cardholders other than credit cards.
(d)    Further Assurances. On and after the Closing Effective Time, each Oportun Party shall, at Purchaser’s request, execute, acknowledge and deliver all such acknowledgments and other instruments as may be reasonably necessary or appropriate to fully and effectively carry out the transactions contemplated hereby, including such UCC filings that Purchaser reasonably requests and any instruments, applications, notifications or other documentation required or reasonably requested by Purchaser to effectuate the transfer of the Acquired Assets to the Purchaser or Bank Sponsor (as applicable).
(e)    Responsibility for Taxes. Each Oportun Party shall be liable for and pay, and pursuant to Article 7 shall indemnify, defend and hold Purchaser harmless from and against all Taxes applicable to the Acquired Assets and the Assumed Liabilities, in each case incurred or assessed during the portion of the taxable years or periods on or prior to the Closing Effective Time.
(f)    Books and Records. Commencing as of the Closing Effective Time, the Receivable-Related Books and Records shall be the property of Purchaser, provided that an applicable Oportun Party may retain possession of such copies thereof as may be required to meet Legal Requirements or any tax, accounting and auditing requirements. Each of Oportun Parties will make the Receivable-Related Books and Records available for delivery to Purchaser on the first Business Day following the Closing Effective Time. On and after such delivery date, each of the Oportun Parties shall promptly transmit to Purchaser any Receivable-Related Books and Records including any Cardholder correspondence, email or other communications that each Oportun Party receives or creates or of which such Oportun Party otherwise comes into possession or control (including as Servicer).

(g)    Provision of Reasonably Requested Information. Each Oportun Party shall to the extent it is capable, has or has access to information (i) furnish to Purchaser such reports, information or documentation, whether or not provided for in this Agreement, as Purchaser may reasonably request and if not in a form utilized prior to the Closing Effective Time, at the cost and expense of Purchaser; (ii) provide information and otherwise cooperate with Purchaser’s and Bank Sponsor’s reasonable requests relating to additional due diligence reviews of the Accounts and Receivable-Related Assets, including reasonable access to Books and Records, to the extent available, during normal business hours prior to the Closing Effective Time, and (iii) in connection with review procedures to be performed by Purchaser’s auditors of financial information relating to the Accounts and Receivables, provide reasonable access to each Oportun Party’s Books and Records, to the extent available, during normal business hours, and otherwise cooperate with such review procedures, in each case subject to the provisions of Section 5.1(c) of this Agreement.
(h)    Securitization Assistance. Subject to the requirements set forth in Section 5.1(c) with respect to securitizations, for the period beginning on the Closing Effective Time and ending on the one year anniversary of the Closing Effective Time, each Oportun Party shall use commercially reasonable efforts to cooperate with and assist Purchaser and its authorized representatives in connection with the securitization of the Receivable-Related Assets (or any portion thereof), at Purchaser’s cost, including by providing such due diligence responses, documents and other information as Purchaser (or its authorized representatives) may reasonably request, including a description of the Oportun Parties and the Oportun Card Program as historically administered by the Oportun Parties for insertion into the offering document or other disclosure documents for the applicable securitization and an officer’s certificate affirming the accuracy of such description. Until the date that is one (1) year following Closing Effective Time, each Oportun Party agrees to execute and deliver (or cause to be delivered) any and all customary agreements, documents and legal opinions (or reliance letters on legal opinions) reasonably requested in connection with a securitization transaction collateralized by any Receivable-Related Assets. The legal opinions or reliance letters referred to above in each case shall be acceptable in all respects to the counsel delivering such legal opinion or reliance letter addressed to the customary participants in the securitization transaction (including, if applicable, the rating agency).
(i)    Provide Contact Information. For the period beginning on the Closing Effective Time and ending on the one-year anniversary of the Closing Effective Time, each Oportun Party shall use commercially reasonable efforts to provide Cardholders who contact them directly with the customer service or collection telephone numbers of the Successor Servicer, as designated by the Successor Servicer from time to time; provided that Purchaser understands that the customer service number provided to cardholders will no longer be in effect after the Closing Effective Time.
(j)    Proceeds of Accounts and Receivables. If an Oportun Party directly or indirectly receives or collects any Collections relating to the Acquired Assets (including in its capacity as Servicer) following the Closing Effective Time, such Oportun Party shall, within two (2) Business Days of receipt thereof, send any such Collections to the bank account or location as may be designated for this purpose by the Successor Servicer (endorsed or assigned as instructed by the Successor Servicer, where applicable). Each Oportun Party hereby agrees and acknowledges that any payments, document or instruments so received by an Oportun Party shall be held in trust for the Purchaser and shall be delivered immediately to the Successor Servicer.
(k)    Servicing Transfer. The Servicer shall transfer servicing of the Accounts and the Receivables to the Successor Servicer, with such transfer to be effective as of the Closing Effective Time. During the Interim Period, the Servicer shall continue to (i) service the Receivables pursuant to the Servicing Agreement and (ii) service the Accounts pursuant to the Card Program Agreement. The Servicer will cooperate with any reasonable request of the Purchaser to facilitate the transfer of servicing of the Accounts and the Receivables to the Successor Servicer in a smooth and efficient manner. In connection with such transfer of servicing, the Servicer shall, on a date prior to the Closing Effective Time to be mutually agreed by the Servicer, the Successor Servicer and the Purchaser, provide notice of the account transfer and the servicing transfer to each Cardholder, in form and substance satisfactory to the Successor Servicer and Purchaser.
(l)    Related Agreements. The Oportun Parties will not enter into, grant or consent to any amendment, supplement, waiver or other modification of the Related Agreements during the Interim Period without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed.
5.3    Covenants of Purchaser.
Purchaser hereby agrees with the Oportun Parties as follows:
(a)    Books and Records. Purchaser shall retain the Books and Records delivered to Purchaser for at least the periods required under all applicable Legal Requirements and shall allow the Oportun Parties reasonable access (during normal business hours and upon reasonable prior written notice) to such Books and Records and the right to make copies thereof at any reasonable time or shall provide, upon request and at the requesting Oportun Party’s expense, copies thereof, in the event any such Books and Records are required by a Oportun Party in connection with any claim, audit, investigation or proceeding in which such Oportun Party is involved, including, but not limited to, any financial reporting obligation, tax claim, legal claim or accounting matter. Purchaser shall use commercially reasonable efforts to cause the Bank Sponsor to comply with the foregoing obligations with respect to the Account-Related Books and Records delivered to the Bank Sponsor on first Business Day following the Closing Effective Time.
(b)    Assumed Liabilities. On and after the Closing Effective Time, Purchaser shall discharge the Assumed Liabilities in accordance with the terms thereof.
(c)    Further Assurances. On and after the Closing Effective Time, Purchaser shall, at an Oportun Party’s request, execute, acknowledge and deliver all such acknowledgments and other instruments as may be reasonably necessary or appropriate to fully and effectively carry out the transactions contemplated hereby.

(d)    Responsibility for Taxes. Purchaser shall be liable for and pay, and pursuant to Article 7 shall indemnify and hold Oportun Parties harmless from and against (i) all Taxes applicable to the Acquired Assets and the Assumed Liabilities, in each case attributable to the portion of the taxable years or periods beginning on or after the Closing Effective Time. To the extent a Governmental Authority issues a refund in respect of any Taxes paid by Purchaser pursuant to this Section 5.3(d), Purchaser shall be entitled to such refund.
(e)    No Marketing. Purchaser will not market any new accounts to be opened in connection with the Oportun Card Program.
5.4    Grant of Security Interest; UCC Matters.
As set forth in Section 3.1, it is the express intent of the Parties that the conveyance of the Receivable-Related Assets by the Oportun Parties to Purchaser pursuant hereto be construed as a sale, free and clear of all security interests, Liens or other encumbrances. In the event and to the extent that, notwithstanding the intent of the Parties hereto, any or all of the Receivable-Related Assets are held or otherwise determined to be the property of Oportun Parties or not to have been conveyed to Purchaser in a true or absolute sale, then the conveyance of the Receivable-Related Assets pursuant to this Agreement shall also be deemed to be, and hereby constitutes, a security interest granted by such Oportun Parties to Purchaser or Bank Sponsor in the Receivable-Related Assets within the meaning of Article 9 of the UCC, securing a payment obligation incurred by Oportun Parties in the amount paid by Purchaser for the Receivable-Related Assets. Each Oportun Party shall deliver to Purchaser or Bank Sponsor, no later than three (3) Business Days prior to the Closing Effective Time, UCC financing statements in a form proposed by Purchaser and approved by the relevant Oportun Party and naming each Oportun Party as the seller and Purchaser (or Bank Sponsor, as requested by Purchaser) as purchaser with respect to the Receivable-Related Assets to be transferred on such date. Each Oportun Party authorizes Purchaser or Bank Sponsor to file such financing statements as approved by such Oportun Party with respect to the Receivable-Related Assets at or after the Closing Effective Time. Each Oportun Party shall perform such other acts reasonably requested by Purchaser for perfection and enforcement of such security interest.
ARTICLE 6 - CONDITIONS OF CLOSING
6.1    Conditions Applicable to Purchaser.
The obligation of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser of the following conditions as of the Closing Effective Time:
(a)    Legal Opinion. Purchaser shall have received a security interest opinion, in form and substance satisfactory to Purchaser, from legal counsel to the Oportun Parties.
(b)    Performance of this Agreement. All the terms, covenants and conditions of this Agreement to be complied with and performed by each Oportun Party on or prior to the Closing Effective Time shall have been complied with and performed in all material respects.

(c)    Accuracy of Representations and Warranties. The representations and warranties of each Oportun Party as set forth in Section 4.1 were and shall be true and correct when made, as applicable.
(d)    Litigation. No action, suit, litigation or proceeding related to any of the transactions contemplated by this Agreement shall have been instituted by a Governmental Authority or any other Person.
(e)    Government Consents. The Parties shall have received all approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated by this Agreement.
(f)    No Law or Injunction. There shall not be in effect any Law or injunction of a court of competent jurisdiction restricting or prohibiting the consummation of the transactions contemplated by this Agreement.
(g)    Financing Statements. The UCC financing statements contemplated by Section 5.4 have been delivered in accordance with the requirements of Section 5.4.
(h)    Closing Officer’s Certificate. Each Oportun Party shall have delivered to Purchaser a certificate, dated as of Closing and signed by an authorized officer of such Oportun Party, certifying, in the official capacity of such officer and not in any personal capacity, that the conditions in Section 6.1(b) and Section 6.1(c) have been satisfied.
(i)    Bills of Sale. The Oportun Parties shall have executed and delivered the (i) Receivable-Related Bill of Sale and (ii) Oportun Charged-Off Accounts Bill of Sale to the Purchaser and WebBank shall have executed and delivered the (x) Account-Related Bill of Sale to the Bank Sponsor and (y) WebBank Charged-Off Accounts Bill of Sale to Oportun, and copies of all of the foregoing shall have been received by the Purchaser.
(j)    Account Transfer Agreement. The Purchaser shall have received reasonable evidence that the Account Transfer Agreement has been executed and delivered in form and substance reasonably satisfactory to the Purchaser.
(k)    Escrow Agreement. The Escrow Agreement shall have been executed by each of the parties thereto, all “Closing Conditions” thereunder have been satisfied, the “Memorial” thereunder has been delivered, the Closing Effective Time (as set forth in the Escrow Agreement) shall have occurred and Liens on the Receivable-Related Assets have been released.
6.2    Conditions Applicable to the Oportun Parties.
The obligation of each Oportun Party under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Oportun Parties of the following conditions as of the Closing Effective Time:

(a)    Performance of this Agreement. All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Effective Time shall have been complied with and performed in all material respects.
(b)    Accuracy of Representations and Warranties. The representations and warranties of Purchaser as set forth in Section 4.2 were and shall be true and correct when made, as applicable, except where the failure to be so true and correct would not result in Material Adverse Effect.
(c)    Litigation. No action, suit, litigation or proceeding related to any of the transactions contemplated hereby shall have been instituted by a Governmental Authority to restrain or prohibit the consummation of this Agreement.
(d)    Government Consents. The Parties shall have received all approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby.
(e)    No Law or Injunction. There shall not be in effect any Law or injunction of a court of competent jurisdiction, restricting or prohibiting the consummation of the transactions contemplated hereby.
(f)    Escrow Agreement. The Escrow Agreement shall have been executed by each of the parties thereto, all “Closing Conditions” thereunder have been satisfied, the “Memorial” thereunder has been delivered and the Closing Effective Time (as set forth in the Escrow Agreement) shall have occurred.
ARTICLE 7 - ALLOCATION OF RESPONSIBILITY; INDEMNIFICATION
7.1    Allocation of Responsibility
All of the Oportun Parties shall be jointly and severally liable for the representations, warranties, covenants, agreements and obligations of each Oportun Party under this Agreement.
7.2    Oportun Parties’ Indemnification Obligations.
(a)    Oportun, on behalf of the Oportun Parties, shall indemnify, defend and hold harmless Purchaser, its successors, assigns, officers, directors, employees and agents (each a “Purchaser Indemnified Party”), from and against any and all costs, expenses, losses, claims, damages and liabilities (collectively, “Indemnified Losses”) incurred to the extent caused by or resulting from (i) any breach of an Oportun Party’s representations, warranties, covenants or agreements hereunder, (ii) the gross negligence, fraud or willful misconduct of an Oportun Party, its Affiliates, agents, representatives or contractors or (iii) any Excluded Liability; provided that, solely for the purpose determining Indemnified Losses, the determination of whether a breach of a representation, warranty, covenant or agreement hereunder has occurred shall be made without reference to the terms “material”, “material respect,” “material adverse effect” or other similar qualifications as to materiality contained in any such representation, warranty, covenant or agreement.
(b)    A Purchaser Indemnified Party seeking indemnification under this Section 7.2 shall give prompt written notice to Oportun of any claim for which it may seek indemnity. The Oportun Parties, or if the claim is only against one Oportun Party, then the affected Oportun Party, will have the right to defend the Purchaser Indemnified Party against a third-party claim with counsel of their choice reasonably satisfactory to the Purchaser Indemnified Party so long as the Oportun Parties, or the affected Oportun Party, notify the Purchaser Indemnified Party in writing within thirty (30) days after the Purchaser Indemnified Party has given notice of the claim or matter that the Oportun Parties, or the affected Oportun Party, will conduct the defense of the third-party claim. The Purchaser Indemnified Party may retain separate co-counsel (at its sole cost and expense) and participate in the defense of the claim. The Oportun Parties shall not be required to indemnify any Purchaser Indemnified Party for any amount paid or payable by a Purchaser Indemnified Party in the settlement of any claim without the written consent of the affected Oportun Parties, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    For purposes of this Section 7.2, “third parties” shall not include Affiliates of Purchaser or other direct or indirect investors in Purchaser.
7.3    Purchaser’s Indemnification Obligations.
(a)    Purchaser shall indemnify, defend and hold harmless each applicable Oportun Party and its respective trustees, successors, assigns, officers, directors, employees and agents (each a “Seller Indemnified Party”), from and against any and all Indemnified Losses incurred to the extent caused by or resulting from (i) any breach of Purchaser’s representations, warranties, covenants or agreements hereunder, (ii) the gross negligence, fraud or willful misconduct of Purchaser, its Affiliates, agents, representatives or contractors or (iii) any Assumed Liability.
(b)    A Seller Indemnified Party seeking indemnification under this Section 7.3 shall give prompt written notice to Purchaser of any claim for which it may seek indemnity. Purchaser will have the right to defend the Seller Indemnified Party against a third-party claim with counsel of its choice reasonably satisfactory to the Seller Indemnified Party so long as Purchaser notifies the Seller Indemnified Party in writing within thirty (30) days after the Seller Indemnified Party has given notice of the claim or matter that Purchaser will conduct the defense of the third-party claim or matter. The Seller Indemnified Party may retain separate co-counsel (at its sole cost and expense) and participate in the defense of the claim. Purchaser shall not be required to indemnify any Seller Indemnified Party for any amount paid or payable by a Seller Indemnified Party in the settlement of any claim without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    For purposes of this Section 7.3, “third parties” shall not include Affiliates of a Oportun Party or other direct or indirect investors in an Oportun Party.

7.4    Tax Consequences of Indemnification.
The Parties agree that, for purposes of computing the amount of any indemnification payment under this Article 7, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.
7.5    Sole Remedy.
The foregoing indemnification provisions shall be the sole and exclusive remedies of each Party and their respective Affiliates and their respective officers, directors, employees, stockholders and agents for any breach of any representation, warranty, covenant or agreement contained in this Agreement, except for claims based on fraud, willful misconduct or intentional misrepresentation; provided, however, that the foregoing shall not prevent a Party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.
ARTICLE 8 - TERMINATION
8.1    Termination by Mutual Agreement.
This Agreement may only be terminated by written agreement of each Party hereto.
ARTICLE 9 - MISCELLANEOUS
9.1    Survival.
The representations and warranties of each Party contained in this Agreement or in any certificates or other instruments delivered pursuant to this Agreement will survive the Closing of the transactions contemplated herein. All covenants and agreements of the Parties made herein or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until fully performed in accordance with their terms. Any covenants of a Party contained herein that by their terms contemplate performance after the Closing, including Section 9.14, will survive the Closing in accordance with their respective terms.
9.2    Notices.
All notices and other communications by a Party hereunder shall be in writing to the other Parties and shall be deemed to have been duly given (a) when delivered in person or via an overnight courier service (with confirmation of delivery), (b) when sent via electronic transmission (with confirmation of receipt) or (c) on the date that is three (3) Business Days after such notice or communication has been posted with the United States Postal Service via registered or certified mail, postage prepaid, in each case to the respective addresses below:
If to the Oportun Parties:
Oportun, Inc.
2 Circle Star Way

San Carlos, California 94070
Attention: [***]
Email: [***]
With a copy (which shall not constitute notice) to:
Chapman and Cutler LLP
320 South Canal Street Suite 2700 Chicago, IL 60606
Attn: [***] Email: [***]
If to Purchaser:
Continental Purchasing, LLC
[***]
Attn:    [***]
Email: [***]
    and
    [***]
With a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Tel. [***]
Email: [***]
For purposes of notice pursuant to Section 9.5, if to WebBank:
WebBank
Attn: [***]
[***]
Email: [***]
With a copy (which shall not constitute notice) to:
WebBank
Attn: [***]
[***]
Email: [***]

or to such other addresses as a Party may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon actual receipt.

9.3    Assignment.
The rights of any Party under this Agreement shall not be assigned or transferred by any Party without the prior written approval of the other Parties hereto. No such assignment shall relieve it of its obligations hereunder.
9.4    Entire Agreement.
This Agreement, including the exhibits and schedules hereto, constitute the entire agreement between the Parties and supersedes any other agreement, whether written or oral, that may have been made or entered into by the Oportun Parties and Purchaser (or by any officer or officers of any of such Parties) relating to the matters contemplated hereby.

9.5    Amendments and Waivers.
This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the Parties or, in the case of a waiver, by the Party waiving compliance; provided that, the Parties must send prior notice to WebBank of any amendment, modification, substitution, waiver or cancellation of Sections 5.1(c), 5.1(d), 5.1(e), 5.2(a)(i), 5.2(b), 5.2(h), and 9.14 and obtain WebBank’s written consent to such action prior to the effectiveness of such amendment, modification, substitution, waiver or cancellation. In the course of the planning and coordination of this Agreement, written documents have been exchanged between the Parties. Such written documents shall not be deemed to amend or supplement this Agreement. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, representation, warranty or covenant under this Agreement.
9.6    Expenses.
Except as expressly specified otherwise by this Agreement, the Parties will each bear their own legal, accounting and other costs in connection with the transactions contemplated hereby, including taxes, if any, which are imposed upon a Party attributable to the transactions contemplated hereunder.
9.7    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any facsimile signatures (including facsimile signatures transmitted via email in .pdf, .tif or similar electronic format) shall be deemed to constitute originals.

9.8    Governing Law; Jurisdiction; Waiver of Trial by Jury.
This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined solely and exclusively in the state or federal courts located in the borough of Manhattan in New York City and any state or federal appellate court therefrom. Each Party waives all right to trial by jury in any action, suit or proceeding brought to resolve any dispute, whether sounding in contract, tort or otherwise, arising out of, connected with, related to, or incidental to this Agreement or the transactions contemplated hereby.
9.9    Severability.
If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any Law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.
9.10    No Consequential Damages.
Notwithstanding anything herein to the contrary, no Party hereto shall be liable hereunder, whether under Article 7 or otherwise, for any special, punitive or exemplary damages, or incidental or consequential losses, liabilities, damages, costs or expenses, even if a Party shall have been advised of the possibility thereof.
9.11    No Shop.
(a)    In consideration of the mutual covenants set forth herein and the willingness of Purchaser to pursue the proposed transaction, each of the Oportun Parties agrees that, through the date this Agreement is terminated pursuant to Section 8.1 (the “No-Shop Period”), no Oportun Party nor any of their respective directors, officers, employees, stockholders or agents will, directly or indirectly, solicit, initiate, entertain or encourage any proposals or offers from any third party relating to the acquisition of any of the Receivable-Related Assets (“Alternative Transaction”), or participate in any discussions regarding, or furnish to any Person any information with respect to, any such transaction; provided that nothing contained in this Agreement shall prevent Oportun Parties or their respective Board of Directors, after providing prior written notice to Purchaser of their intent to take such action, from (i) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written proposal for an Alternative Transaction or (ii) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written proposal for an Alternative Transaction, in each case if and only to the extent that such Board of Directors shall have determined, in consultation with its outside legal counsel, that failure to take such action would be inconsistent with the proper exercise of the fiduciary duties of such Board of Directors.

(b)    Each Oportun Party will promptly inform Purchaser in writing and provide a reasonably detailed summary (subject to the next sentence) of any third-party written inquiries or proposals received by such Seller during the No-Shop Period. Such notification shall include the principal terms of the third-party written inquiry or proposal but shall not be required to include the identity of the third party making such inquiry or proposal.
(c)    The covenants in this Section 9.11 will apply to any and all discussions in which the Oportun Parties are currently involved with third parties.
9.12    Third-Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficial relationship between any party and any other Person; provided that (a) each Purchaser Indemnified Party shall be a third-party beneficiary of Section 7.2, (b) each Seller Indemnified Party shall be a third-party beneficiary of Section 7.3 and (c) WebBank shall be a third-party beneficiary of Sections 5.1(c), 5.1(d), 5.1(e), 5.2(a)(i), 5.2(b), 5.2(h), and 9.14.
9.13    Force Majeure. No party to this Agreement shall be liable for any failure to perform its obligations where such failure is as a result of acts of nature (including fire, flood, earthquake, storm, hurricane, or other natural disaster), war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power of confiscation, terrorist activities, nationalization, government sanction, pandemic, blockage, embargo, labor dispute, strike, lockout, or interruption or breakdown of public or private or common carrier communications or transmission facilities or equipment failure. If a Party is unable to perform its obligations under this Agreement due to a force majeure event, it shall give prompt notice to the other Party and use commercially reasonable efforts to cure or remedy the force majeure event as promptly as practicable.
9.14    Non-Petition Covenants. Notwithstanding any prior termination of this Agreement, each of Oportun and the Purchaser, by entering into this Agreement, hereby agrees that it will not institute against Seller or Depositor, join any other Person instituting against Seller or Depositor, or acquiesce, petition or otherwise invoke, or cause Seller or Depositor to invoke, any petition or other process of any court or Governmental Authority of any kind against or concerning Seller or Depositor under a bankruptcy, insolvency or similar proceeding (including for the purposes of appointing a receiver, liquidator, assignee, trustee, custodian, sequester or other similar officer for Seller or Depositor or any part of their respective property, or for ordering the winding up or liquidation of the affairs of Seller or Depositor), so long as any amounts under the WebBank Warehouse Agreement shall be outstanding or there shall not have elapsed one (1) year plus one day since the occurrence of the date upon which all amounts under the WebBank Warehouse Agreement shall have been paid in full in cash. The provisions of this Section 9.14 are a material inducement for Seller and Depositor to enter into this Agreement and for WebBank to enter into the Account Transfer Agreement and the transactions contemplated hereby and thereby are an essential term hereof. Each of Oportun and the Purchaser hereby agrees that monetary damages are not adequate for a breach of the provisions of this Section 9.14 and Seller, Depositor and/or WebBank may seek to obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium or liquidation proceedings, or other proceedings involving any present or future federal debtor relief laws.
9.15    Limitation of Liability of Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this document is executed and delivered by Wilmington Savings Fund Society, FSB, not individually or personally, but solely as owner trustee of the Seller, (b) each of the representations, undertakings and agreements herein made on the part of the Seller is made and intended not as a personal representation, undertaking and agreement by Wilmington Savings Fund Society, FSB but is made and intended for the purpose of binding only the Seller, (c) nothing herein contained shall be construed as creating any liability on Wilmington Savings Fund Society, FSB, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) Wilmington Savings Fund Society, FSB has made no investigation as to the accuracy or completeness of any representations and warranties made by the Seller or any other party to this Agreement and (e) under no circumstances shall Wilmington Savings Fund Society, FSB be personally liable for the payment of any indebtedness or expenses of the Seller or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Seller under this document or any other related documents.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

Oportun, Inc., Oportun Party
By:     /s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Chief Financial Officer

Oportun CCW Depositor, LLC, Oportun Party
By:    /s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Treasurer

Oportun CCW Trust, Oportun Party

By: Wilmington Savings Fund Society, FSB, not in its individual capacity, but solely as Owner Trustee of the Seller
By:     /s/ Devon C. A. Reverdito
Name: Devon C. A. Reverdito
Title: Vice President

Continental Purchasing, LLC, Purchaser
By:     /s/ Stephen McSorley
Name: Stephen McSorley
Title: President

[Receivables Purchase Agreement]